March 27, 1996



Ranson Managed Portfolios
201 South Broadway
Minot, ND 58701

US Securities and Exchange Commission
Washington DC 20549

RE:   Engagement of a New Accountant

At a special meeting of the shareholders held on December 11, 1995, Brady, Martz & Associates, P.C. was ratified as the Fund's
Independent Accountant.

Sincerely,



Robert E. Walstad
President
Ranson Managed Portfolios